EXHIBIT 99.1

PRESS RELEASE

Contact: Bill Foust

770-569-4203

SCHWEITZER-MAUDUIT ANNOUNCES SENIOR MANAGEMENT CHANGES

Alpharetta, GA, August 11, 2008.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the following management changes effective August 11, 2008:

At his wholly voluntary request, Peter J. Thompson, current Chief Financial Officer and Treasurer (CFO), will be assuming the position of Vice President – Strategic Planning, reporting to Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer.  Mr. Thompson has served as CFO since August 2006 and has over 11 years of service with Schweitzer-Mauduit.  Previously he was President-U.S. Operations from November, 1998 to August, 2006.  In this new role, Mr. Thompson will be responsible for corporate projects including potential investment opportunities, restructuring and strategic initiatives.

In announcing this change, Mr. Deitrich stated, “Pete has done a fine job as our CFO and has been instrumental in all of our restructuring initiatives, planning and controls, and maintaining investor and banking relations and corporate information systems.  I have valued his significant contributions and tireless efforts to move the Company toward success.  Because of this, we have been working with Pete to achieve his career objectives as we transition to our new CFO.”

In turn, Mr. Thompson commented, “With the management change announced today, I will be able to focus on additional implementation of the strategic vision Wayne Deitrich, Frederic Villoutreix and I share for the Company.  I have enjoyed the challenges of being Chief Financial Officer and now look forward to having the additional time to address our key strategic initiatives.”

Succeeding Mr. Thompson as CFO will be Torben Wetche.  Mr. Wetche, age 51, has more than 25 years of expertise in international business, mergers and acquisitions, company restructuring, raising capital and general management.

Mr. Wetche previously served as Chief Financial Officer for:

Performance Fibers, a leading global manufacturer of high-tenacity polyester fiber, fabrics, and other advanced materials used in manufacturing tires and in other consumer and industrial applications, with sales estimated at $1 billion and approximately 4,000 employees worldwide based in Richmond, VA.

CP Kelco, a leading global producer of specialty hydrocolloids for food, pharmaceutical, oil field drilling and other industrial uses, based in Atlanta, GA.

Carmeuse North America, a North American leading lime manufacturer and aggregate distributor based in Pittsburgh, PA.

Heidelberg USA and Heidelberg Americas, which are part of The Heidelberg Group, the world’s leading solutions provider to the print media industry with over 23,000 employees in 170 countries. Headquartered in Heidelberg, Germany, the company manufactures sheetfed, digital and web and pre-press equipment, software and consumables for all printing applications. Heidelberg USA and Heidelberg Americas are based in Kennesaw, GA, and is one of Georgia’s largest technology companies.

Mr. Wetche has previously worked in Brazil, Bolivia, Venezuela and the United Kingdom in several senior management positions in manufacturing subsidiaries of The East Asiatic Company, listed on the Copenhagen, Denmark stock exchange.

Mr. Wetche is a native of Denmark and has been in the U.S. since 1989.  He holds an MBA from Georgia State University (1996) and received his undergraduate degree in Denmark (1979).  Mr. Wetche is fluent in English, Spanish, Portuguese and Danish.

Although the management changes are effective August 11, 2008, Messrs. Thompson and Wetche will be working through an orderly transition process over the coming months.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,300 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

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